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                                   EXHIBIT 3.1

                          ARTICLES OF INCORPORATION OF

                      HOMELIFE, INC., A NEVADA CORPORATION

                              DATED OCTOBER 9, 1995

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                            ARTICLES OF INCORPORATION
                                       OF
                                 HOMELIFE, INC.

                                    ARTICLE I

         The complete name of the Corporation is to be:

                                 HomeLife, Inc.

                                   ARTICLE II

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation laws of Nevada.

                                   ARTICLE III

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation laws of Nevada.

                                   ARTICLE IV

         This Corporation shall have the authority to issue 2 classes of capital stock the total of which shall be 5,100,000 shares. The classification and par value of 5,000,000 shares shall be common voting stock having a par value of $.001 each share, each share shall be entitled to the same dividend, liquidation, and voting rights; the classification and par value of 100,000 shares shall be preferred stock with no par value each share. Said preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

                                    ARTICLE V

         The members of the governing board of this Corporation shall be styled directors and the number thereof at the inception of this Corporation shall be one (1). Directors need not be Shareholders of this Corporation, nor residents of the State of Nevada. The number of Directors may from time to time be increased or decreased in such manner as shall be provided for by the By-laws of the Corporation.

         The name and post office address of the first Board of Directors who shall hold office until his successor is duly elected, is as follows:

                  Name                               Address

                  Robert L. Cashman                  2164 North Glassell Street
                                                     Orange, California 92665

                                   ARTICLE VI

         The Capital stock of this Corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.

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                                   ARTICLE VII

         The name and address of the Incorporator signing these Articles of Incorporation is as follows:

                  Name                               Address
                  ----                               -------
                  Robert L. Cashman                  2164 North Glassell Street
                                                     Orange, California 92665

                                  ARTICLE VIII

         The period of duration of this Corporation shall be perpetual unless otherwise amended by the Shareholders.

                                   ARTICLE IX

         The Directors shall have the power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens, without limit as to amount, upon the property and franchise of this Corporation.

         With the consent in writing, and pursuant to a vote of the majority of the holders of the capital stock issued and outstanding, the Directors shall have the authority to dispose of, in any manner, the whole property of this Corporation.

         The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the Shareholders; and no shareholder shall have any right of inspection of any account, book, or document of this Corporation, except as conferred by the law or By-Laws or by resolution of the Shareholders.

         The Shareholders and Directors shall have the power to hold meetings and keep the books, documents and papers of this Corporation, except as conferred by the law or By-Laws or by resolution of the Shareholders.

         The Shareholders and Directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside of the State of Nevada, at such places as may be from time to time designated by the By-Laws or by resolution of the Shareholders and Directors, except as otherwise required by the laws of Nevada.

         It is the intention that the objects, purposes, and powers specified in
Article III, be nowise limited or restricted by reference to, or inference from the terms of any other clause or Article on this Certificate of Incorporation, but that the object, purpose, and powers specified in Article III and each of the clauses or Articles of this Charter shall be regarded as independent objects, purposes, and powers.

                                    ARTICLE X

         After the formation of this Corporation, each Shareholder shall be entitled to purchase and/or subscribe for the number of shares of this Corporation which may hereafter be authorized and issued for money. Each Shareholder shall have the same rights as any individual to purchase said stock, but shall not have any pre-emptive rights as that term is defined under NRS 78.265.

IN WITNESS WHEREOF, I, the undersigned constituting the sole incorporator and intended Shareholder, being less than three Shareholders, for the purpose of forming a Corporation under the laws of the State of Nevada, do make, file and record these Articles of Incorporation, and do certify that the facts herein are true and I have accordingly hereunto set my hand this 26th day of September, 1995.


                                              /s/ Robert L. Cashman
                                              --------------------------------
                                              Robert L. Cashman, Incorporator

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STATE OF CALIFORNIA        )
                           ) ss.
COUNTY OF ORANGE           )

         On this 26th day of September, 1995, before me, a Notary Public in and for said County and State, personally appeared Robert L. Cashman, known to me to be the person whose name is subscribed to the foregoing instrument, who duly acknowledged to me that he executed the same for the purpose therein mentioned.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 26th day of September, 1995.

                                                        /s/ W.E. Wilson, Jr.
                                                        ----------------------
                                                        Notary Public

(Seal)